UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

SCHEDULE 14A

 (Rule 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
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West Marine, Inc.

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On May 12, 2010, West Marine sent a letter to certain stockholders.  A copy of this letter is attached hereto as Annex A.

Important Information

In connection with the solicitation of proxies, West Marine filed with the Securities and Exchange Commission (the “SEC”) and mailed to stockholders a definitive proxy statement dated April 8, 2010.  West Marine’s stockholders are urged to read the proxy statement and any other relevant documents when they become available as they contain important information.  Stockholders may obtain additional free copies of the proxy statement and other relevant documents filed with the SEC by West Marine through the website maintained by the SEC at www.sec.gov.  These documents can also be obtained free of charge from West Marine at our website at www.westmarine.com under “Investor Relations—SEC Filings.”

Annex A
500 Westridge Drive
Watsonville, CA 95076
Telephone: (831) 728-2700

May 12, 2010

Dear Fellow Stockholder:

          We have previously mailed to you a “Notice of West Marine, Inc. Annual Meeting of Stockholders and Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 20, 2010.”  Your participation and support for your Board of Directors is critical at this meeting.

         At the meeting, stockholders are being asked to consider and vote on the election of six directors and the ratification of the selection of Grant Thornton LLP as our independent auditors for the current fiscal year.

         As you may know, ISS Proxy Advisory Services, a division of Risk Metrics Group, has recommended a vote “FOR” all six director nominees.  However, Glass Lewis & Co. has recommended a "Withhold" vote for two director nominees who serve on the Audit Committee, Peter Roy and Alice Richter (chairperson), and for our Chairman of the Board, Randy Repass. We strongly disagree with the recommendations of Glass Lewis and ask that you not let their recommendation influence your vote.

          Ms. Richter brings a great deal of expertise to West Marine’s Board.  She spent her entire career at KPMG, one of the “Big 4” international accounting and auditing firms and, as such, obtained in-depth knowledge of international operations and complex financial,  accounting and internal control issues, as well as expertise in the retail industry.  At the time of her retirement from KPMG, she served as the National Industry Director of their Food and Beverage practice, one of the key practices in the retail sector.  She will be our Audit Committee’s sole financial expert and has demonstrated an unparalleled commitment to West Marine and its stockholders while attending all 14 Audit Committee meetings and all six Board meetings held during the past fiscal year, and she has attended all meetings held so far this year as well.  Ms. Richter serves on the board of one other public company, one privately-held company and a large fraternal benefit society.  She has provided invaluable business and financial leadership to West Marine’s Board since 2005.   She also holds the nationally-recognized "Certificate of Continuing Education" from the NACD Corporate Directors Institute and often is a speaker at national conferences on audit committee and board governance matters.

          Mr. Roy, as a former President of Whole Foods, adds great value and business acumen, combined with financial knowledge, to round out the Audit Committee.   His entrepreneurial viewpoint and essential insight and guidance into the day-to-day operations of a leading specialty retailer, as well as his experience in the healthy lifestyle industry, helps the Board maintain its focus on West Marine’s core values, including its sustainability goals.  Peter Roy has made a valuable contribution to our Board for over nine years, and is an active participant in Board and Audit Committee matters, as demonstrated by his attendance at all six Board meetings and 12 of the 14 Audit Committee meetings during the fiscal year 2009.  He continues this commitment by attending all Board meetings and seven of the eight Audit Committee meetings held so far this year.

[West Marine Logo]

          Although a material weakness in internal control over financial reporting was identified during our fiscal year 2009 financial statement audit, the deficiency was very narrow in scope and pertained to a single general ledger account reconciliation, which resulted in an over-accrual of estimated freight expense. At our Audit Committee’s direction and with their oversight, the company took immediate steps to implement changes in our internal controls, and we will test their effectiveness during the second fiscal quarter of 2010.  Completion of testing with positive results will enable us to establish that remediation has been effective.  Also, although we take a material weakness very seriously, we think it important to note that the control deficiency did not require a restatement of our previously-issued financial statements.  Ms. Richter and Mr. Roy, along with our new Audit Committee member, Barbara Rambo, are committed to strengthening our accounting practices and overseeing a financial reporting structure based on best practices in the industry.  They take their oversight role very seriously and are actively engaged in the successful evolution of our company.

          We urge you to seriously consider ISS Proxy Advisory Services’ and our recommendation to vote “FOR” Ms. Richter and Mr. Roy. I believe that as the Chief Executive Officer of West Marine and, like you, one of its stockholders, we all will continue to benefit from the experience, counsel and wisdom of Ms. Richter and Mr. Roy. We truly believe that their continued work on our Audit Committee serves not only West Marine's best interests, but also yours as a West Marine stockholder.

          Finally, as noted above, Glass Lewis also is recommending a withhold vote for our Chairman and founder, Randy Repass, based on related party transactions with the company.  Yes, Mr. Repass has an interest in entities which lease to us our support center and two of our stores; however, each of these transactions were conducted at arms’ length, have been in place for many, many years, and were thoroughly reviewed and approved by our Audit Committee.  Mr. Repass always has the best interest of West Marine in mind, as evidenced by his willingness to enter into renegotiations of the lease terms for the support center during 2009 prior to its expiration.  Mr. Repass, although under no compulsion to do so, nevertheless, acknowledged the softening real estate market conditions and agreed to a rent reduction resulting in an aggregate savings to West Marine over the lease term, as extended, of approximately $1.3 million (net of brokerage fees).

          Mr. Repass founded West Marine in 1968.  He is a major stockholder and passionate about the company’s success.  Even though he is the single largest West Marine stockholder, Mr. Repass further demonstrated his commitment to West Marine in 2008, when our company and the economy as a whole were in the depths of a severe downturn, he purchased approximately 890,000 shares of our common stock on the open market.  Mr. Repass possesses strategic insight, vision and knowledge of our industry, a deep history and familiarity with our company and an understanding of the business and customer needs required to move our business forward.  He is the architect and driving force behind West Marine’s vision and its mission and is a prime contributor to our past and future accomplishments.  Simply stated, Mr. Repass has the passion for West Marine’s success that only a founder can have.

          I strongly encourage you to follow ISS Proxy Advisory Services’ and our recommendation to vote “FOR” our founder and Chairman and “FOR” all director nominees, including the members of our Audit Committee.

          Additionally, if you have previously casted a “Withhold” vote for Mr. Repass, Mr. Roy and/or Ms. Richter, we urge you to reconsider, revoke those proxies and revote “FOR” each of them.

Sincerely,

/s/ Geoff Eisenberg

Geoff Eisenberg
Chief Executive Officer
West Marine, Inc.